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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                 SCHEDULE 14D-1
                             TENDER OFFER STATEMENT
      (PURSUANT TO SECTION 14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                                (AMENDMENT NO. 1)



                             LIFE TECHNOLOGIES, INC.
                            (NAME OF SUBJECT COMPANY)

                               DEXTER CORPORATION
                        DEXTER ACQUISITION DELAWARE, INC.
                                    (BIDDERS)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    532177201
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                ----------------

                              BRUCE H. BEATT, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               DEXTER CORPORATION
                                 ONE ELM STREET
                             WINDSOR LOCKS, CT 06096
                                 (860) 292-7675
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
           TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)

                                ----------------

                                    COPY TO:
                              JERE R. THOMSON, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939
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         Dexter Acquisition Delaware, Inc., a Delaware corporation ("Purchaser")
and a wholly-owned subsidiary of Dexter Corporation, a Connecticut corporation
("Parent") and Parent hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed with the Securities and Exchange
Commission on November 2, 1998. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 14D-1.

ITEM 11.   Material to be Filed as Exhibits.

         Item 11 of the Schedule 14D-1 is hereby amended to add the following exhibits:

         (a)(9)  Text of Press Release issued by Parent, dated November 5, 1998.
         (g)(1)  Letter of Iain C. Wylie to the Company Board, dated November 3,
                 1998, resigning as a director of the Company.
         (g)(2)  Letter of Frank E. Samuel, Jr. to the Company Board, dated
                 November 3, 1998, resigning as a director of the Company.
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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 5, 1998               DEXTER ACQUISITION DELAWARE, INC.


                                       By:    /s/ KATHLEEN BURDETT
                                           -------------------------------------
                                           Name:  Kathleen Burdett
                                           Title: Treasurer

                                       DEXTER CORPORATION


                                       By:    /s/ BRUCE H. BEATT
                                           -------------------------------------
                                           Name:  Bruce H. Beatt
                                           Title: Vice President, General
                                                  Counsel and Secretary
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                                  EXHIBIT INDEX



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 EXHIBIT                                                       SEQUENTIALLY
 NUMBER                             DESCRIPTION                NUMBERED PAGE
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

(a)(9)     Text of Press Release issued by Parent, dated November 5, 1998.

(g)(1)     Letter of Iain C. Wylie to the Company Board, dated November 3,
           1998, resigning as a director of the Company.

(g)(2)     Letter of Frank E. Samuel, Jr. to the Company Board, dated
           November 3, 1998, resigning as a director of the Company.